Exhibit (b)(1)

EXECUTION VERSION

DEUTSCHE BANK AG NEW	BANK OF MONTREAL	ROYAL BANK OF CANADA
YORK BRANCH	BMO CAPITAL MARKETS	200 Vesey Street
DEUTSCHE BANK	CORP.	New York, New York 10281
SECURITIES INC.	3 Times Square
60 Wall Street	28th Floor
New York, New York	New York, NY 10036
10005
BANK OF	BARCLAYS	CREDIT SUISSE AG	UBS AG,
AMERICA, N.A.	745 Seventh Avenue	CREDIT SUISSE	STAMFORD
One Bryant Park	New York, New York	LOAN FUNDING	BRANCH
New York, New York	10019	LLC	600 Washington Blvd.
10036	Eleven Madison Avenue	Stamford, Connecticut
New York, New York	06901
MERRILL LYNCH,	10010
PIERCE, FENNER &	UBS SECURITIES
SMITH	LLC
INCORPORATED	1285 Avenue of the
One Bryant Park	Americas
New York,New York	New York, New York
10036	10019

CONFIDENTIAL
April 16, 2019

SAFFRON HOLDCO, LLC (“you”)
c/o Apollo Management IX, L.P.

200 Avenue of the Stars, Suite 510 North

Los Angeles, CA 90067
Attention:  Itai Wallach

Project Olympus
$430 million Senior Secured Term Facility

Commitment Letter

Ladies and Gentlemen:

You have advised Deutsche Bank AG New York Branch (“DBNY”) and Deutsche Bank Securities Inc. (“DBSI”), Bank of Montreal (“BMO”) and BMO Capital Markets Corp. (“BMOCM”), Royal Bank of Canada (together with its affiliates, “Royal Bank”) and RBC Capital Markets (together with its affiliates, “RBCCM”(1) ), Bank of America, N.A. (“BofA”), Barclays Bank PLC (“Barclays”),  Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”) and Credit Suisse Loan Funding, LLC (“CSLF” and, together with CS and their respective affiliates, “Credit Suisse”), and UBS AG, STAMFORD BRANCH (“UBS”) and UBS SECURITIES LLC (“UBSS” and, together with DBNY, DBSI, BMO, BMOCM, Royal Bank, RBCCM, BofA, Barclays, CS, CSLF and UBS, the “Banks”), that (i) First Street Parent, Inc., a Delaware corporation (“Parent”), and First Street

(1)         RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

Merger Sub, Inc., a Delaware corporation and a direct or indirect wholly owned subsidiary of Parent (“Merger Sub”), intend to enter into an agreement and plan of merger (including all exhibits and schedules thereto, the “Merger Agreement”) with Smart & Final Stores, Inc., a Delaware corporation (the “Target”), pursuant to which Merger Sub will merge with and into the Target, with the Target surviving as a direct or indirect wholly owned subsidiary of Parent, and (ii) you and certain other direct or indirect subsidiaries of Parent intend to consummate the other transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”).

You have further advised us that, in connection therewith, the Borrowers (as defined in the Transaction Description) will obtain the Term Facility (as defined in the Transaction Description), subject solely to the conditions set forth in Section 6 of this Commitment Letter, in the Term Sheet (as defined below) under the paragraph titled “Conditions Precedent to Initial Borrowing” and in Exhibit C hereto.

Capitalized terms used but not defined herein have the meaning assigned to such terms in the Transaction Description or the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”).

1.                                      Commitments.

In connection with the foregoing, (a) DBNY is pleased to advise you of its several, but not joint, commitment to provide 30% of the principal amount of the Term Facility, (b) BMO is pleased to advise you of its several, but not joint, commitment to provide 15% of the principal amount of the Term Facility, (c) Royal Bank is pleased to advise you of its several, but not joint, commitment to provide 15% of the principal amount of the Term Facility, (d) BofA is pleased to advise you of its several, but not joint, commitment to provide 10% of the principal amount of the Term Facility, (e) Barclays is pleased to advise you of its several, but not joint, commitment to provide 10% of the principal amount of the Term Facility, (f) CS is pleased to advise you of its several, but not joint, commitment to provide 10% of the principal amount of the Term Facility, and (g) UBS is pleased to advise you of its several, but not joint, commitment to provide 10% of the principal amount of the Term Facility, in each case, upon the terms and subject solely to the conditions set forth in this commitment letter (including the Term Sheet and other attachments hereto, this “Commitment Letter”).

You shall have the right, at any time until 15 business days after the date this Commitment Letter and the Fee Letter referred to below are executed and delivered by you, to obtain commitments from additional banks, financial institutions and other entities (the “Bank Additional Initial Lenders” and, together with the Banks, each, a “Bank Initial Lender” and, collectively, the “Bank Initial Lenders”) to assume the rights and obligations of the Banks hereunder in respect of up to 30% of the commitments under the Term Facility; provided that (w) the aggregate amount of commitments in respect of the Term Facility assumed by the Bank Additional Initial Lenders and the Additional Initial Non-Arranger Lenders (as defined below) in the aggregate shall not exceed 30% of the commitments under the Term Facility, (x) each Bank Additional Initial Lender shall have committed to provide at least a corresponding percentage (with respect to the Term Facility) of the commitments in respect of the ABL Facility, (y) the Bank Additional Initial Lenders and the assignment and assumption documentation shall be reasonably acceptable to the Banks and (z) no Bank Additional Initial Lender shall receive greater compensatory economics than the economics allocated to any Bank hereunder. Each Bank’s commitments (and any commitment held by any and all lenders to which any Bank assigns a portion of its commitments in accordance with the terms hereof prior to the execution of such documentation other than to Bank Additional Initial Lenders or Additional Initial Non-Arranger Lenders) shall be reduced pro rata by the aggregate amount of commitments held by the Bank Additional Initial Lenders upon the execution by such Bank Additional Initial Lenders of such documentation.

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You shall have the right, at any time until 15 business days after the date this Commitment Letter and the Fee Letter referred to below are executed and delivered by you, to obtain commitments from additional banks, financial institutions and other entities (other than banks) that will not act as arrangers under the Term Facility and will not receive any title under the Term Facility (the “Additional Initial Non-Arranger Lenders” and, together with the Bank Initial Lenders, each, an “Initial Lender” and, collectively, the “Initial Lenders”) to assume the rights and obligations of the Banks hereunder in respect of up to 30% of the commitments under the Term Facility; provided, that (x) the aggregate amount of commitments in respect of the Term Facility assumed by the Bank Additional Initial Lenders and the Additional Non-Arranger Lenders in the aggregate shall not exceed 30% of the commitments under the Term Facility and (y) if you exercise your rights under this paragraph, the assignment and assumption documentation entered into in connection therewith (which may be in the form of an amendment and restatement of this Commitment Letter and the Fee Letter) shall be reasonably acceptable to the “left” Lead Arranger. Each Bank’s commitments (and any commitment held by any and all lenders to which any Bank assigns a portion of its commitments in accordance with the terms hereof prior to the execution of such documentation other than to Bank Additional Initial Lenders or Additional Initial Non-Arranger Lenders) shall be reduced pro rata by the aggregate amount of commitments held by the Additional Initial Non-Arranger Lenders upon the execution by such Additional Initial Non-Arranger Lenders of such documentation.

2.                                      Titles and Roles.

It is agreed that (a) each of DBSI, BMOCM, RBCCM, Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with any of its designated affiliates, “MLPFS”), Barclays, CSLF and UBSS will act as joint bookrunners and joint lead arrangers (together with any additional lead arrangers appointed by the Lead Borrower (as defined in the Transaction Description), each, in such capacity, a “Lead Arranger” and, collectively, the “Lead Arrangers”) for the Term Facility and (b) DBNY will act as sole administrative agent and collateral agent for the Term Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter.  You may appoint additional co-agents, co-managers and one or more joint bookrunners and joint lead arrangers reasonably acceptable to the Banks (the “Additional Arrangers” and, together with the Banks, each, an “Arranger” and collectively, the “Arrangers” and, together with the Initial Lenders and their respective affiliates, the “Financial Institutions”, “we” or “us”). We, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by us in such roles.  You agree that DBSI will have “left” placement in any and all marketing materials or other documentation used in connection with the Term Facility and the role and responsibilities customarily associated with such placement.  You and we further agree that no other titles will be awarded (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) in connection with the Term Facility unless you and we shall so agree.

3.                                      Syndication.

Subject to Section 9 of this Commitment Letter, we reserve the right, prior to and/or after the execution of definitive documentation for the Term Facility (which will initially be drafted by your counsel), to syndicate all or a portion of the Bank Initial Lenders’ commitments with respect to the Term Facility to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the “Lenders”) identified by us in consultation with you and subject to your consent (such consent not to be unreasonably withheld or delayed).  Notwithstanding anything to the contrary contained herein, any resales or assignments of loans under the Term Facility by any Lender (including the Initial Lenders) on or following the date of the initial borrowing under the Term Facility (the “Closing Date”) shall be governed by the provisions of the Term Facility as set forth in the Term Sheet.  Each Lender further agrees not to syndicate any of the commitments with respect to the Term Facility to certain

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financial institutions and other entities that have been specified by you in writing on or prior to the date hereof or competitors of the Target and its subsidiaries specified by you in writing on or prior to the date hereof (the list of which may be updated from time to time by you in writing (i) after the date hereof and prior to the syndication of the Term Facility and/or (ii) following the earlier to occur of a Successful Syndication (as defined in the Fee Letter) and 60 days after the Closing Date, in each case, with respect to additional bona fide competitors of the Target and its subsidiaries) (collectively, the “Disqualified Lenders”); provided that, for the avoidance of doubt, any such additional designation shall not apply retroactively to any prior assignment made to any Lender that was permitted hereunder at the time of such assignment.  We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to actively assist us in completing a syndication that is reasonably satisfactory to us and you until the earlier to occur of a Successful Syndication and 60 days after the Closing Date.  During such period, such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from the Sponsor’s and your existing lending and investment banking relationships and, to the extent practical and appropriate, subject always to the extent provided in the Merger Agreement, the existing lending and investment banking relationships of the Target and its subsidiaries, (b) direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you (and, subject always to the extent expressly provided in the Merger Agreement, your using commercially reasonable efforts to cause direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of the Target and its subsidiaries) and the proposed Lenders, in all such cases at times mutually agreed upon, (c) assistance by you and the Sponsor (and, subject always to the extent expressly provided in the Merger Agreement, your using commercially reasonable efforts to cause the assistance by the Target and its subsidiaries) in the preparation of a customary confidential information memorandum (“Confidential Information Memorandum”) for the Term Facility and other customary marketing materials to be used in connection with the syndication of the Term Facility, (d) your using commercially reasonable efforts to obtain (which use of commercially reasonable efforts shall not require you to change the proposed terms of the Term Facility), upon our request, prior to the commencement of general syndication of the Term Facility, (i) public ratings for the Term Facility and (ii) a public corporate credit rating and public corporate family rating in respect of the Lead Borrower, in each case, from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and (e) the hosting, with the Arrangers, of up to three meetings or conference calls of prospective Lenders at times and locations mutually agreed upon.  Without limiting your obligations to assist with syndication efforts as set forth above, neither the receipt of such ratings nor the commencement, conduct or completion of such syndication is a condition to the commitments or the funding of the Term Facility on the Closing Date.

You agree, at the request of the Lead Arrangers, to assist us in the preparation of a version of the Confidential Information Memorandum and other customary marketing materials to be used in connection with the syndication of the Term Facility, consisting exclusively of information that is either (i) publicly available (or, in the case of a company that is not a public reporting company, information of a type that would reasonably be expected to be publicly available if such company were a public reporting company) or (ii) not material with respect to Holdings (as defined in the Transaction Description), the Lead Borrower, the Target and their respective subsidiaries, taken as a whole, or any of their respective securities for purposes of United States Federal and state securities laws (all such information and documentation being “Public Lender Information”).  Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”.  It is understood that, in connection with your assistance described above, customary authorization letters, consistent with the terms of this Commitment Letter, will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders containing a representation substantially consistent with the first sentence of Section 4 of this Commitment Letter and a representation by you to the Financial Institutions that the Public

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Lender Information does not include material non-public information (or, in the case of a company that is not a public reporting company, material information of a type that would not reasonably be expected to be publicly available if such company were a public reporting company) about Holdings, the Lead Borrower, the Target and their respective subsidiaries, taken as a whole, or their respective securities and exculpating us with respect to any liability related to the use of the contents of such Public Lender Information or any other related marketing materials by the recipients thereof.  You acknowledge and agree that, subject to the confidentiality and other provisions of Section 12 of this Commitment Letter, the following documents may be distributed to potential Lenders wishing to receive only Public Lender Information (unless you or your counsel promptly notify us (including by email) otherwise and provided that you and your counsel have been given a reasonable opportunity to review such documents and comply with applicable securities law disclosure obligations):  (a) term sheets and drafts that are not marked confidential and final definitive documentation with respect to the Term Facility; provided that, for the avoidance of doubt, no such term sheets or drafts may be distributed to any potential Lenders unless approved by you (such approval not to be unreasonably withheld or delayed); (b) administrative materials prepared by the Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) notification of changes in the previously disclosed terms of the Term Facility.  You also agree to use commercially reasonable efforts to identify that portion of any other Information (as defined below) or Projections (as defined below) (collectively, the “Borrower Materials”) to be distributed to “public side” lenders (i.e., lenders that do not wish to receive material non-public information (or, in the case of a company that is not a public reporting company, material information of a type that would not reasonably be expected to be publicly available if such company were a public reporting company) with respect to Holdings, the Lead Borrower, the Target and their respective subsidiaries, taken as a whole, or any of their respective securities), including by clearly and conspicuously marking such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof.  By marking Borrower Materials “PUBLIC”, you shall be deemed to have authorized the Arrangers and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information (or, in the case of a company that is not a public reporting company, material information of a type that would not reasonably be expected to be publicly available if such company were a public reporting company) with respect to Holdings, the Lead Borrower, the Target and their respective subsidiaries, taken as a whole, or any of their respective securities for purposes of United States Federal and state securities laws (it being understood that you shall not be under any obligation to mark the Borrower Materials “PUBLIC”).  You hereby acknowledge and agree that any Borrower Materials that are not marked “PUBLIC” shall be treated as Private Lender Information by the Arrangers.  For the avoidance of doubt, in connection with the foregoing requirements to provide assistance, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality owing to a third party and binding on you, the Target or your or its respective affiliates; provided that no such obligations of confidentiality shall be entered into in contemplation of this sentence and in the event you do not provide information in reliance on this sentence, if permitted you shall provide notice to us that such information is being withheld and you shall use your commercially reasonable efforts to obtain the relevant consents and to communicate, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, the applicable information.

The Lead Arrangers will manage all aspects of any syndication in consultation with you, including (in each case subject to the provisions set forth in this Commitment Letter and the Fee Letter) decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders.  To assist the Arrangers in their syndication efforts, you agree promptly to prepare and provide (and, subject always to the extent provided in the Merger Agreement, to use commercially reasonable efforts to cause the Target and its subsidiaries to provide) to the Lead Arrangers all customary information reasonably

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requested by the Lead Arrangers that is reasonably available to you with respect to Holdings, the Lead Borrower, the Red Stores Business (as defined in the Transaction Description) and their respective subsidiaries and the Transactions (as defined in the Transaction Description), including customary financial information and projections (such projections, the “Projections”), as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Term Facility.  Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Arrangers as a condition precedent to closing shall be those required to be delivered pursuant to Exhibit C hereof.

You hereby agree that, prior to the earlier of a Successful Syndication and 60 days after the Closing Date, there shall be no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of you or your subsidiaries, including the Lead Borrower, and you will use commercially reasonable efforts to ensure that there are no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the Target or its subsidiaries, being offered, placed or arranged (other than the Term Facility, the ABL Facility (as defined in the Transaction Description), indebtedness incurred in connection with the Green Stores Commitment Letter (as defined in the Transaction Description), any indebtedness of the Target and its subsidiaries permitted to be incurred or outstanding pursuant to the Merger Agreement and other indebtedness incurred in the ordinary course of business of the Target and its subsidiaries for capital expenditures and working capital purposes), without the consent of the Lead Arrangers, if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Term Facility.

4.                                      Information.

You hereby represent that (with respect to information relating to the Target and its subsidiaries, to the best of your knowledge) (a) all written factual information (other than the Projections, forward looking information and information of a general economic or industry specific nature) (the “Information”) that has been or will be made available to us by you, the Target, the Sponsor or any of your or their representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates provided thereto) and (b) the Projections and other forward looking information that have been or will be made available to us by you, the Target, the Sponsor or any of your or their respective representatives on your behalf in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to us; it being understood by the Lenders that such Projections are as to future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, such differences may be material, and that no assurance can be given that the projected results will be realized.  You agree that, if at any time prior to the earlier of the occurrence of a Successful Syndication and the date that is 60 days after the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect (to the best of your knowledge with respect to Information and Projections and any forward looking information relating to the Target and its subsidiaries) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations will be correct (to the best of your knowledge with respect to Information and Projections and any forward looking information relating to the Target and its subsidiaries) in all material

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respects under those circumstances; provided that the obligations to supplement the Information and Projections under this sentence shall not in any event terminate prior to the Closing Date.  In arranging and syndicating the Term Facility, the Arrangers, and, in committing to provide the Term Facility, the Initial Lenders, will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof.

5.                                      Fees.

As consideration for the Initial Lenders’ commitments hereunder, and our agreements to perform the services described herein, you agree to pay (or to cause the Lead Borrower to pay) to us the fees set forth in the fee letter dated the date hereof and delivered herewith with respect to the Term Facility (the “Fee Letter”) on the terms and subject to the conditions set forth therein.  Once paid, such fees shall not be refundable under any circumstances except as agreed to between you and us.

6.                                      Conditions Precedent.

The Initial Lenders’ obligations to fund and make effective their respective commitments hereunder, and our agreements to perform the services described herein, are subject solely to (a) the execution and delivery by the Lead Borrower (and Holdings, as applicable) of definitive documentation with respect to the Term Facility on the terms set forth in the Term Sheet, consistent with the Documentation Precedent (as defined in the Fee Letter), and (b) the satisfaction (or waiver by the Initial Lenders) in all material respects of the conditions set forth in the Term Sheet under the paragraph titled “Conditions Precedent to Initial Borrowing” and Exhibit C hereto.  There shall be no conditions to closing and funding other than those expressly referred to in this Section 6.

7.                                      Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each Financial Institution and its affiliates, and the respective officers, directors, employees, agents, controlling persons, members and representatives of each of the foregoing and their respective successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Term Facility, the use or intended use of the proceeds of the Term Facility or any related transaction or any actual or threatened claim, actions, suits, inquiries, litigation, investigation or proceeding (any such claim, actions, suits, inquiries, litigation, investigation or proceeding, a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by you, your or the Target’s equity holders, creditors or any other third party or by Holdings, the Lead Borrower, the Target or any of their respective subsidiaries or affiliates), and to reimburse each such Indemnified Person promptly upon demand for any reasonable documented out-of-pocket legal expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all Indemnified Persons, taken as a whole (and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior consent (not to be unreasonably withheld or delayed), of another firm of counsel (and local counsel, if applicable) for such affected Indemnified Person)) and other reasonable documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing or in connection with the enforcement of any provision of this Commitment Letter or the Fee Letter; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to (A) losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have

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resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled or controlling affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or representatives (collectively, such Indemnified Person’s “Related Persons”) (provided that each reference to “representatives” pertains solely to such representatives involved in the negotiation of this Commitment Letter or syndication of the Term Facility), (ii) arising out of a material breach by such Indemnified Person (or any of such Indemnified Person’s Related Persons) of its obligations under this Commitment Letter (as determined by a court of competent jurisdiction in a final and non-appealable judgment), or (iii) arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Financial Institution in its capacity or in fulfilling its role as an administrative agent, or other agent or Arranger under the Term Facility), (B) any settlement entered into by such Indemnified Person (or any of such Indemnified Person’s Related Persons) without your written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that the foregoing indemnity will apply to any such settlement in the event that you were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense, or (C) any expenses of the type referred to in clause (b) of this sentence except to the extent such expenses would otherwise be of the type referred to in clause (a), and (b) in the event the Closing Date occurs, to reimburse the Financial Institutions from time to time, upon presentation of a reasonably detailed summary statement, for all reasonable documented out-of-pocket expenses (including but not limited to expenses of our due diligence investigation, fees of consultants hired with your prior written consent (such consent not to be unreasonably withheld or delayed), syndication expenses, travel expenses and fees, disbursements and other charges of counsel identified in the Term Sheet and of a single firm of local counsel to the Arrangers in each appropriate jurisdiction retained with your prior written consent (such consent not to be unreasonably withheld or delayed) (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior written consent (not to be unreasonably withheld or delayed), of another firm of counsel (and local counsel, if applicable) for such affected Indemnified Person)), in each case, incurred in connection with the Term Facility and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the definitive documentation for the Term Facility and any ancillary documents or security arrangements in connection therewith.  It is further agreed that the Financial Institutions shall have no liability to any person other than you, and you shall have no liability to any person other than the Financial Institutions and the Indemnified Persons in connection with this Commitment Letter, the Fee Letter, the Term Facility or the transactions contemplated hereby or thereby. No Indemnified Person shall be liable for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems except to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Persons.  None of the Indemnified Persons or (except solely as a result of your indemnification obligations set forth above to the extent an Indemnified Person is found so liable) you, the Sponsor or any of your or its respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Term Facility or the transactions contemplated hereby or thereby.  The provisions of this Section 7 shall be superseded in each case by the applicable provisions contained in the definitive documentation for the Term Facility, to the extent covered thereby, upon execution thereof and thereafter shall have no further force and effect.  You shall not, without the prior written consent of each applicable Indemnified Person (which consent, except with respect to a settlement including a statement of the type referred to in clause (b) below, shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have

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been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings, (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person and (c) includes customary confidentiality and non-disparagement agreements.

8.                                      Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that we may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise.  We will not furnish confidential information obtained from you, the Sponsor, the Target or any of your or their representatives by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you or the Sponsor to other companies.  You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) each Financial Institution will act as an independent contractor and no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we have advised or are advising you on other matters, (b) each Financial Institution is acting solely as a principal and not as an agent of yours hereunder and the Financial Institutions, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of us, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that we are engaged in a broad range of transactions that may involve interests that differ from your interests and that we do not have any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

You further acknowledge that each Financial Institution or its affiliates is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we or our affiliates may provide investment banking and other financial services to, and/or we or our affiliates may acquire, hold or sell, for our own or our affiliates’ accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Lead Borrower, the Target and its subsidiaries and other companies with which you, the Lead Borrower or the Target or its subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by us or our affiliates, or any of our or our affiliates’ customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.                                      Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by any party hereto (other than by you to the Lead Borrower or one or more of your domestic affiliates formed for the purpose of consummating the Transactions (other than any portfolio company of the Sponsor), in any case that will, after giving

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effect to the Transactions, (i) own (directly or indirectly) the Red Stores Business or be a successor to the Red Stores Business and (ii) be controlled by the Sponsor), without the prior written consent of each other party hereto (not to be unreasonably withheld) and any attempted assignment without such consent shall be null and void, is intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly provided for herein), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent provided for herein); provided that each Bank Initial Lender may assign its commitments hereunder (subject to the provisions set forth in this Commitment Letter) to one or more prospective Lenders, provided, further, that, except for assignments to Bank Additional Initial Lenders or Additional Initial Non-Arranger Lenders as set forth above, such Initial Lender shall only be released from the portion of its commitment hereunder so assigned to the extent such assignee funds the portion of the commitment assigned to it on the Closing Date on the terms and conditions to such funding set forth herein.  Notwithstanding anything to the contrary herein, MLPFS may, without notice to you or any other person, assign its rights and obligations under this Commitment Letter and the Fee Letter to any other registered broker dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter.  Unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Term Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.  Any and all obligations of, and services to be provided by, each of us hereunder (including, without limitation, our commitments as an Initial Lender) may be performed and any and all of our rights hereunder may be exercised by or through any of our respective affiliates or branches and, in connection with such performance or exercise, we may, subject to Section 12, exchange with such affiliate or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to us hereunder and be subject to the obligations undertaken by us hereunder.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

You acknowledge that information and documents relating to the Term Facility may be transmitted through Syndtrak, Intralinks, the internet, e-mail or similar electronic transmission systems, and that no Indemnified Person or any of its Related Persons shall be liable for any damages arising from the use by others of information or documents transmitted in such manner except to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Persons.  We may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of the Lead Borrower and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at the expense of the applicable Financial Institution.  This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the

10

Term Facility.  THIS COMMITMENT LETTER, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS COMMITMENT LETTER, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW; provided, however, that (A) the interpretation of the definition of “Material Adverse Effect” (as defined in Exhibit C) and whether or not a Material Adverse Effect has occurred (in each case solely for purposes of the conditions to funding of the Term Facility on the Closing Date) and (B) the determination of the accuracy of any Acquired Business Representations (as defined in Exhibit C) and whether as a result of any inaccuracy thereof Parent has a right to terminate its obligations under the Merger Agreement shall, in each case, be governed by the law governing the Merger Agreement.

Each of the parties hereto agrees that each of the Commitment Letter and the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained herein, it being acknowledged and agreed that the commitments provided hereunder are subject to conditions precedent as provided herein.

10.                               Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding shall be brought, heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State or Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us at the respective addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

11.                               Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12.                               Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance or, prior to your acceptance hereof, this Commitment Letter and its terms

11

or substance, shall be disclosed, directly or indirectly, by you to any other person except (a) to the Investors, prospective Investors and to your and their respective officers, directors, employees, attorneys, agents, accountants, advisors, controlling persons and equity holders who are directly involved in the consideration of this matter on a confidential basis or (b) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree to inform us promptly thereof to the extent permitted by law); provided that (x) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof other than pursuant to clause (i) below and only if redacted in a manner reasonably satisfactory to the Lead Arrangers) (i) to the Target and its subsidiaries and their respective officers, directors, employees, attorneys, agents, accountants, advisors, controlling persons, creditors and equity holders who are directly involved in the consideration of this matter, in each case on a confidential basis; provided that, for the avoidance of doubt, the Target may disclose this Commitment Letter and the contents hereof in connection with any required filings with the Securities and Exchange Commission or any equivalent regulatory authority in applicable foreign jurisdictions (but not the Fee Letter or the contents thereof), (ii) in any syndication or other marketing materials, prospectus or other offering memorandum, or any public or regulatory filing in each case relating to the Transactions, the ABL Facility, the Term Facility and/or any indebtedness incurred in connection with the Green Stores Commitment Letter, (iii) to any rating agencies, (iv) to potential debt providers in coordination with us to obtain commitments to the ABL Facility, the Term Facility and/or any indebtedness incurred in connection with the Green Stores Commitment Letter from such potential debt providers and (v) to the extent such information becomes publicly available other than by reason of improper disclosure by you or your Related Persons in violation of any confidentiality obligations hereunder, (y) you may disclose the aggregate amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the ABL Facility, the Term Facility and/or indebtedness incurred in connection with the Green Stores Commitment Letter or to the extent customary or required in any public or regulatory filing relating to the Term Facility, the ABL Facility, any indebtedness incurred in connection with the Green Stores Commitment Letter or the Transactions and (z) after your acceptance hereof, you may disclose the Commitment Letter and the Fee Letter and the contents thereof to prospective Bank Additional Initial Lenders and Additional Initial Non-Arranger Lenders who have agreed to be bound by confidentiality restrictions with respect thereto on substantially the terms set forth in the next paragraph; provided, further, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the contents thereof) after the Closing Date.

We shall use all non-public information received by or on behalf of us and our affiliates in connection with this Commitment Letter and the transactions contemplated hereby solely for the purposes of negotiating, evaluating and consulting on the transactions contemplated hereby and providing the services that are the subject of this Commitment Letter and shall treat confidentially, together with the terms and substance of this Commitment Letter and the Fee Letter, all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) to rating agencies, (b) to any Lenders, participants or hedging counterparties or prospective Lenders, participants or hedging counterparties who have agreed to be bound by confidentiality and use restrictions in accordance with the proviso to this sentence, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case we shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory or self-regulatory authority having or asserting jurisdiction over us or our respective affiliates (in which case, except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory, or self-regulatory authority exercising examination or regulatory authority, we shall promptly notify you, in advance, to the extent reasonably practical and permitted by law), (e) to our affiliates and to our and our affiliates’ respective officers, directors, employees, legal counsel, independent auditors,

12

professionals and other experts or agents (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (and each of us shall be responsible for our respective Representatives’ compliance with this paragraph), (f) to any of our respective affiliates and their Representatives (provided that any such affiliate or Representative is advised of its obligation to retain such information as confidential, and each of us shall be responsible for our respective affiliates’ and their Representatives’ compliance with this paragraph) to be utilized solely in connection with rendering services or providing commitments to you or the Borrowers in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by us, our respective affiliates or any of our respective Representatives in breach of this Commitment Letter, (h) to the extent that such information is received by us from a third party that is not, to our knowledge, subject to confidentiality obligations owing to you, the Sponsor, the Target or any of your or their respective affiliates or related parties, (i) to the extent that such information is independently developed by us, (j) for purposes of establishing a “due diligence” defense (in which case we shall promptly notify you, in advance, to the extent permitted by law) or (k) to the extent that such information was already in our possession prior to any duty or other undertaking of confidentiality entered into in connection with the Transactions; provided that the disclosure of any such information to any Lenders, prospective Lenders, participants, prospective participants, hedging counterparties or prospective hedging counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender, prospective Lender, participant, prospective participant, hedging counterparty or prospective hedging counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information; provided, further, that no disclosure of any information may be made to any Disqualified Lender (it being understood that this provision shall not have retroactive application with respect to previously disclosed information).  The provisions of this paragraph shall automatically terminate and be superseded by the confidentiality provisions to the extent covered in the definitive documentation for the Term Facility, to the extent covered thereby, upon the initial funding thereunder and shall in any event automatically terminate two years following the date of this Commitment Letter.  Please note that we and our affiliates do not provide tax, accounting or legal advice.  Notwithstanding any other provision herein, this Commitment Letter does not limit the disclosure of any tax strategies to the extent required by applicable law.

13.                               Surviving Provisions.

The compensation, reimbursement, indemnification, absence of fiduciary relationship, confidentiality, information, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect in accordance with their terms notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to confidentiality, compensation and to the syndication of the Term Facility, shall automatically terminate and be superseded by the definitive documentation relating to the Term Facility upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.  You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Term Facility (or portion thereof pro rata among the Initial Lenders) hereunder at any time subject to the preceding sentence.

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14.                               PATRIOT Act Notification, etc..

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), each Lender is required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrowers and the Guarantors that will allow such Lender to identify the Borrowers and the Guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Financial Institution and each Lender.

15.                               Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on April 16, 2019.  The Initial Lenders’ commitments hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.  In the event that (i) the Closing Date does not occur on or before the date that is five business days after the End Date (as defined in the Merger Agreement as in effect on the date hereof and as it may be extended in accordance with the terms of the Merger Agreement (including pursuant to the definition of “End Date” and Section 8.1(b) of the Merger Agreement) as in effect on the date hereof), (ii) the Merger Agreement is terminated without the consummation of the Merger (as defined in the Transaction Description) having occurred or (iii) the closing of the Merger occurs without the use of the Term Facility, then this Commitment Letter and the Initial Lenders’ commitments hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless we shall, in our discretion, agree to an extension.

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Tender Offer (as defined in the Transaction Description) and the Merger.

Very truly yours,

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Celine Catherin
Name: Celine Catherin
Title: Managing Director

By:	/s/ Sandeep Desai
Name: Sandeep Desai
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Celine Catherin
Name: Celine Catherin
Title: Managing Director

By:	/s/ Sandeep Desai
Name: Sandeep Desai
Title: Managing Director

[Commitment Letter -Signature Page]

BANK OF MONTREAL

By:	/s/ Elizabeth Mitchell
Name: Elizabeth Mitchell
Title: Vice President

BMO CAPITAL MARKETS CORP.

By:	/s/ John McCann
Name: John McCann
Title: Managing Director

[Commitment Letter -Signature Page]

ROYAL BANK OF CANADA

By:	/s/ James S. Wolfe
Name: James S. Wolfe
Title: Managing Director Head of Global Leveraged Finance

[Commitment Letter -Signature Page]

BANK OF AMERICA, N.A.

By:	/s/ Vikas Signh
Name: Vikas Singh
Title: Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Vikas Signh
Name: Vikas Singh
Title: Director

[Commitment Letter -Signature Page]

BARCLAYS BANK PLC

By:	/s/ Regina Tarone
Name: Regina Tarone
Title: Managing Director

[Commitment Letter -Signature Page]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Judith E. Smith
Name: Judith E. Smith
Title: Authorized Signatory

By:	/s/ Lingzi Huang
Name: Lingzi Huang
Title: Authorized Signatory

CREDIT SUISSE LOAN FUNDING LLC

By:	/s/ Malcom Price
Name: Malcolm Price
Title: Managing Director

[Commitment Letter -Signature Page]

UBS AG, STAMFORD BRANCH

By:	/s/ Michael Lawton
Name: Michael Lawton
Title: Managing Director

By:	/s/ Kevin T. Pluff
Name: Kevin T. Pluff
Title: Managing Director Leveraged Capital Markets

UBS SECURITIES LLC

By:	/s/ Michael Lawton
Name: Michael Lawton
Title: Managing Director

By:	/s/ Kevin T. Pluff
Name: Kevin T. Pluff
Title: Managing Director Leveraged Capital Markets

[Commitment Letter -Signature Page]

Accepted and agreed to as of the date first above written:

SAFFRON HOLDCO, LLC

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

[Commitment Letter -Signature Page]

EXHIBIT A

Project Olympus
$430 million Senior Secured Term Facility

Transaction Description(2)

Parent and Merger Sub intend to enter into the Merger Agreement with the Target.  Pursuant to the Merger Agreement, Merger Sub will merge with and into the Target, with the Target surviving such merger as a direct or indirect wholly owned subsidiary of Parent (the “Merger”).  Prior to the Closing Date, Merger Sub will commence a tender offer to purchase all of the shares of common stock of the Target (the “Tender Offer”) and, if such shares are accepted for purchase pursuant to the terms of the Merger Agreement and the Tender Offer, such purchase will occur on the Closing Date prior to the Merger.

In connection with the Merger, after giving effect to the Transactions, (a) Saffron Borrowco, LLC, a Delaware limited liability company (the “Lead Borrower”) and a direct wholly owned subsidiary of Saffron Holdco, LLC, a Delaware limited liability company and a direct or indirect wholly owned subsidiary of Parent (“Holdings”), will own the Smart & Final segment of the Target (the “Red Stores Business”) (the transaction described in this clause (a), the “Red Stores Acquisition”) and (b) Sage Borrowco, LLC, a Delaware limited liability company (the “Green Stores Borrower”) and a direct wholly owned subsidiary of Sage Holdco, LLC, a Delaware limited liability company and a direct or indirect wholly owned subsidiary of Parent (“Green Stores Holdings”), will own the Smart Foodservice segment of the Target (the “Green Stores Business”) (the transaction described in this clause (b), the “Green Stores Acquisition”).

Parent will be controlled by investment funds, or affiliates of investment funds, advised, managed or controlled by Apollo Global Management, LLC or its affiliates (collectively, the “Sponsor”) and, at the Sponsor’s election, certain co-investors arranged or designated by the Sponsor (collectively with the Sponsor, the “Investors”).

The term “Borrowers” means, collectively, the Lead Borrower and one or more additional wholly-owned domestic Borrowers designated by the Lead Borrower as a “Borrower” under the Term Facility.

In connection with the Tender Offer and the Merger, it is intended that:

1.             the Investors will contribute, directly or indirectly, an amount (the “Equity Contribution”) to Parent in the form of common equity, or other equity on terms reasonably acceptable to the Lead Arrangers, and which shall be further contributed to Merger Sub in the form of common equity, or other equity on terms reasonably acceptable to the Lead Arrangers, in an aggregate amount of not less than the Equity Contribution Amount (as defined in the Fee Letter); provided that, to the extent any stockholder or other equity holder of the Target has exercised appraisal rights in connection with the Transactions, then on the Closing Date the Investors may elect to issue one or more equity commitment letters in an aggregate amount not less than the amount of consideration that would otherwise be paid under the Merger Agreement in respect of the shares or other equity interests subject to such appraisal rights and, for purposes of this Commitment Letter, the aggregate amount of such equity commitment letters shall be included in the Equity Contribution Amount from and after the Closing Date as if such

(2)              All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Exhibit is attached or in the other Exhibits thereto.

Exh. A-1

amount was funded (with it being understood that, on or prior to the date of resolution of any such exercise of appraisal rights, the full amount of such equity commitment letters shall be drawn and funded in cash to Parent in the form of common equity, or other equity on terms reasonably acceptable to the Lead Arrangers, and which shall be further contributed to Merger Sub in the form of common equity, or other equity on terms reasonably acceptable to the Lead Arrangers, and utilized to satisfy such appraisal claims); provided, further, that the Sponsor shall directly or indirectly (whether by contract or otherwise) control not less than a majority of the voting and economic interests in Holdings on the Closing Date after giving effect to the Transactions (as defined below);

2.             the Borrowers will obtain the senior secured term loan facility described in the Term Sheet in an aggregate principal amount of $430 million (the “Term Facility”);

3.             the Borrowers will obtain a senior secured asset-based revolving credit facility in an aggregate principal amount of up to $175 million (the “ABL Facility”), as contemplated by the commitment letter, dated as of the date hereof, among Holdings and the financial institutions party thereto (the “ABL Commitment Letter”);

4.             the Green Stores Borrower will obtain (i) a senior secured term loan facility (the “Green Stores Term Facility”) and (ii) a senior secured revolving credit facility (the “Green Stores Revolving Facility” and, together with the Green Stores Term Facility, the “Green Stores Facilities”), in each case, as contemplated by the debt commitment letter entered into by Green Stores Holdings in connection with the Merger (the “Green Stores Commitment Letter”);

5.             the Lead Borrower will distribute the net proceeds of the Term Facility to Merger Sub;

6.             the Green Stores Borrower will distribute the net proceeds of the Green Stores Term Facility to Merger Sub;

7.             indebtedness under (i) the Revolving Credit Agreement, dated as of November 15, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) by and among SF CC Intermediate Holdings, Inc., Smart & Final LLC, Smart & Final Stores LLC, the co-borrowers party thereto, the lenders and other financial institutions party thereto, and Bank of America, N.A., as administrative agent and collateral agent, and (ii) the First Lien Term Loan Credit Agreement, dated as of November 15, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Term Loan Credit Agreement”) by and among SF CC Intermediate Holdings, Inc., Smart & Final LLC, Smart & Final Stores LLC, the lenders and other financial institutions party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, will, in each case, be repaid, prepaid, repurchased, redeemed, defeased or discharged (and any liens and security interests related thereto released) or arrangements reasonably satisfactory to the Lead Arrangers for such repayment, prepayment, repurchase, redemption, defeasance or discharge and/or release shall have been made (other than in respect of letters of credit that are either rolled into or back-stopped by letter(s) of credit issued under the ABL Facility or the Green Stores Revolving Facility or cash collateralized by the Borrowers or the Green Stores Borrower or their respective subsidiaries) and all commitments thereunder will be terminated on or prior to the Closing Date (clauses (i) and (ii), collectively, the “Refinancing”); and

8.             fees and expenses incurred in connection with the foregoing will be paid.

The Tender Offer, the Merger and the other transactions described in this Exhibit A are collectively referred to herein as the “Transactions”.

Exh. A-2

EXHIBIT B

Project Olympus
$430 million Senior Secured Term Facility

Summary of Principal Terms and Conditions(3)

Borrowers:

As set forth in Exhibit A to the Commitment Letter.

On or after the Closing Date, at the option of the Lead Borrower, any wholly owned domestic subsidiary of the Lead Borrower may be designated by the Lead Borrower as an additional borrower under the Term Facility, subject to the satisfaction of applicable “know your customer” requirements including, without limitation, delivery of a Beneficial Ownership Certification for any borrower to the extent required by law.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Term Facility Agent:

DBNY, acting through one or more of its branches or affiliates, will act as administrative agent and collateral agent for the Term Facility (in such capacities, the “Term Facility Agent”) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Lead Borrower (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Arrangers:

DBSI, BMOCM, RBCCM, MLPFS, Barclays, CSLF and UBSS will act as joint lead arrangers for the Term Facility (together with any additional lead arrangers appointed by the Lead Borrower, each in such capacity, an “Arranger” and, collectively, the “Arrangers”), and will perform the duties customarily associated with such role. Other joint lead arrangers may be appointed by the Lead Borrower as contemplated in the Commitment Letter.

Syndication Agent:	At the option of the Lead Borrower, one or more financial institutions identified by the Lead Borrower (in such capacity, the “Syndication Agent”).

Documentation Agent:	At the option of the Lead Borrower, one or more financial institutions identified by the Lead Borrower (in such capacity, the “Documentation Agent”).

Definitive Documentation:	The definitive documentation for the Term Facility shall, except as otherwise set forth herein, be based on and consistent with the Documentation Precedent (as defined in the Fee Letter).

(3)              All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Term Sheet is attached or in the other Exhibits thereto.

Exh. B-1

Term Facility:

A senior secured term loan facility in an aggregate principal amount of $430 million (the “Term Facility” and the loans thereunder, the “Term Loans”). The Term Loans will be funded in full on the Closing Date in United States Dollars.

Incremental Facilities:	The Borrowers will be permitted to increase the Term Facility or add one or more revolving credit facilities or additional term loan credit facilities (collectively, the “Incremental Facilities”);

provided that:

(i) the aggregate principal amount of all Incremental Facilities outstanding at any time shall not exceed the sum of (x) the Incremental Dollar Amount (as defined in the Fee Letter) plus (y) any amounts so long as, in the case of this clause (y), on the date of incurrence thereof (or, at the option of the Lead Borrower, on the date of establishment of the commitments in respect thereof), (i) in the case of loans under such Incremental Facilities secured by liens on the Collateral (as defined below) that rank pari passu with the liens on the Collateral securing the Term Facility, the ratio of funded debt outstanding under the Term Facility plus all other funded debt outstanding that is secured by a lien on the Collateral that ranks pari passu with the liens on the Collateral securing the Term Facility (net of unrestricted cash and cash equivalents) to EBITDA (to be defined in a manner consistent with the Documentation Precedent) (the “Net First Lien Leverage Ratio”) on a Pro Forma Basis (to be defined in a manner consistent with the Documentation Precedent) will be no greater than the First Lien Leverage Incurrence Ratio Level (as defined in the Fee Letter)(4) (calculated on the date of incurrence without netting the cash proceeds of such Incremental Facility on the date of incurrence and assuming on the date of incurrence in the case of any Incremental Facilities constituting revolving credit facilities, that such facilities were fully drawn on the date of effectiveness thereof), (ii) in the case of loans under such Incremental Facilities secured by liens on the Collateral that rank junior to the liens on the Collateral securing the Term Facility, the ratio of all funded debt outstanding that is secured by a lien on the Collateral (net of unrestricted cash and cash equivalents) to EBITDA (the “Net Secured Leverage Ratio”) on a Pro Forma Basis will be no greater than the Secured Leverage Incurrence Ratio Level (as defined in the Fee Letter) (calculated on the date of incurrence without netting the cash proceeds of such Incremental Facility on the date of incurrence and assuming on the date of incurrence in the case of any Incremental Facilities constituting revolving credit facilities, that such facilities were fully drawn on the date of effectiveness thereof) and (iii) in the case of any Incremental Facilities that are unsecured, either (1) the ratio of EBITDA to total cash interest expense (the “Fixed Charge Coverage

(4)              For purposes of all leverage ratios, if additional debt is incurred to fund any OID or upfront fees in connection with the exercise of the “Market Flex” provisions under the Fee Letter, then such leverage ratios will be modified upward to reflect any such additional debt.

Exh. B-2

Ratio”) on a Pro Forma Basis is not less than 2.00 to 1.00 or (2) the ratio of all funded debt outstanding (net of unrestricted cash and cash equivalents) to EBITDA (the “Net Total Leverage Ratio”) (calculated on the date of incurrence without netting the cash proceeds of such Incremental Facility on the date of incurrence and assuming on the date of incurrence in the case of any Incremental Facilities constituting revolving credit facilities, that such facilities were fully drawn on the date of effectiveness thereof) on a Pro Forma Basis will be no greater than the Total Leverage Incurrence Ratio Level (as defined in the Fee Letter); provided that, with respect to any Incremental Facility incurred in connection with an acquisition or other investment, the requirements of this clause (y) shall be satisfied if, with respect to the type of debt being incurred, the applicable ratio set forth in clause (y) is satisfied or is no worse on a Pro Forma Basis than such ratio in effect immediately prior to such acquisition or other investment plus (z) the aggregate amount of any voluntary prepayments, reductions, repurchases, redemptions and other retirements of the Term Facility and permanent reductions in the commitments in respect of a revolving facility that was incurred as an Incremental Facility after the Closing Date and prior to such time other than those funded with the proceeds of long-term indebtedness;

(ii) to the extent required by the applicable incremental assumption agreement, no default or event of default shall have occurred and be continuing or would result therefrom (but, in any event, if any such Incremental Facility is established for a purpose other than an acquisition or investment that is permitted by the definitive documentation, no payment or bankruptcy event of default shall have occurred and be continuing or would result therefrom);

(iii) the loans under such additional credit facilities shall be senior secured obligations and shall rank pari passu with or, at the Borrowers’ option, junior in right of security with the liens on the Collateral securing the Term Facility or be unsecured; provided, that, (A) if such additional credit facilities rank junior in right of security with the liens on the Collateral securing the Term Facility or are unsecured, (x) such additional credit facilities will be established as a separate facility from the Term Facility, (y) in the case of additional credit facilities that rank junior in right of security with the liens on the Collateral securing the Term Facility, such additional facilities shall be subject to an intercreditor agreement consistent with the Documentation Precedent and (z) for the avoidance of doubt, such additional credit facilities will not be subject to clause (vii) below and (B) there shall be no borrowers or guarantors in respect of such Incremental Facilities that are not a Borrower or a Guarantor, and such Incremental Facilities shall not be secured by any assets that do not constitute Collateral;

(iv) any additional revolving loan commitments will mature no earlier than, and will have a weighted average life to maturity no shorter than, the ABL Facility and shall have no amortization and all other terms of any such additional revolving loan commitments (other than pricing,

Exh. B-3

maturity, participation in mandatory prepayments or commitment reductions or ranking as to security) shall be substantially similar to the ABL Facility or otherwise reasonably acceptable to the Term Facility Agent; provided that the limitations set forth in this clause (iv) with respect to maturity and weighted average life to maturity shall not apply to Incremental Facilities in an aggregate principal amount outstanding not to exceed the Incremental Inside Maturity Date Debt Cap (as defined in the Fee Letter);

(v) the loans under the additional term loan facilities will mature no earlier than, and will have a weighted average life to maturity no shorter than, that of the Term Facility and all other terms of any such additional term loan facility (other than pricing, amortization, maturity, participation in mandatory prepayments or ranking as to security) shall be substantially similar to the Term Facility or otherwise reasonably acceptable to the Term Facility Agent; provided that the limitations set forth in this clause (v) with respect to maturity and weighted average life to maturity shall not apply to Incremental Facilities in an aggregate principal amount outstanding not to exceed the Incremental Inside Maturity Date Debt Cap (as defined in the Fee Letter);

(vi) with respect to mandatory prepayments of term loans and borrowings and prepayments and commitment reductions of revolving loans, the Incremental Facilities shall not participate on a greater than pro rata basis than the Term Facility and any then existing revolving facility that was previously incurred as an Incremental Facility after the Closing Date, respectively; and

(vii) the interest rate margins and original issue discount or upfront fees (if any) and interest rate floors (if any) applicable to any Incremental Facility shall be determined by the Lead Borrower and the lenders thereunder; provided that if the “yield” (to be defined to include upfront fees and original issue discount on customary terms and any interest rate floor but excluding any structuring, commitment, amendment and arranger fees or similar fees) of any Incremental Facility that is a syndicated floating rate term loan facility (an “Incremental Term Facility”) that is in an aggregate principal amount in excess of the MFN Exception Amount (as defined in the Fee Letter) and secured by liens on the Collateral that rank pari passu with the liens on the Collateral securing the Term Facility exceeds the “yield” on the Term Facility by more than 75 basis points, the applicable margins for the Term Facility shall be increased to the extent necessary so that the “yield” on the Term Facility is 75 basis points less than the “yield” on such Incremental Term Facility; provided that, if Adjusted LIBOR (as defined in Annex B-I hereto) in respect of such Incremental Term Facility includes a floor greater than the floor applicable to the Term Facility and such floor is greater than Adjusted LIBOR in effect for a 3-month interest period at such time, such increased amount (above the greater of such floor and such Adjusted LIBOR) shall be equated to interest rate for purposes of determining the “yield” applicable to such Incremental Term Facility; provided, further, that this clause (vii) shall

Exh. B-4

not be applicable to any Incremental Term Facility that (w) is incurred more than 6 months after the Closing Date, (x) is established for purposes of financing an acquisition or other investment, (y) has a maturity date that is at least two years after the maturity date of the Term Facility or (z) is initially incurred under subclause (x) or subclause (z) of clause (i) above.

Purpose:

The proceeds of the Term Facility on the Closing Date will be used by the Borrowers, together with borrowings under the ABL Facility, the Equity Contribution and cash on hand of the Borrowers, the Target and their subsidiaries, to finance a portion of the Transactions.

Refinancing Facilities:

The definitive documentation for the Term Facility will permit the Lead Borrower to refinance loans under the Term Facility or any revolving credit facility from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under the definitive documentation for the Term Facility with the consent of the institutions providing such Refinancing Facility or with one or more additional series of senior unsecured notes or loans or senior secured notes or loans that will be secured by the Collateral on a pari passu basis with the liens on the Collateral securing the Term Facility or secured notes or loans that are junior in right of security with the liens on the Collateral securing the Term Facility (any such notes or loans, “Refinancing Notes”); provided that (i) any Refinancing Term Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, or, with respect to notes, have mandatory prepayment provisions (other than related to customary asset sale and change of control offers) that could result in prepayments of such Refinancing Notes prior to, the loans under the Term Facility being refinanced, (ii) any Refinancing Revolving Facility does not mature (or require commitment reductions or amortization) prior to the maturity date of the revolving commitments being replaced, (iii) there shall be no borrowers or guarantors in respect of any Refinancing Facility or Refinancing Notes that are not a Borrower or a Guarantor, (iv) the other terms and conditions, taken as a whole, of any such Refinancing Facility or Refinancing Notes (excluding pricing (as to which no “most favored nation” clause shall apply) and optional prepayment or redemption terms) are substantially similar to, or not materially less favorable to the Lead Borrower and its subsidiaries than, the terms and conditions, taken as a whole, applicable to the Term Facility or revolving commitments being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term Facility and revolving credit commitments existing at the time of such refinancing or that are otherwise reasonably satisfactory to the Term Facility Agent), (v) with respect to (1) Refinancing Notes secured by liens on the Collateral or (2) any Refinancing Term Facility secured by liens on the Collateral that are junior in priority to the liens on the Collateral securing the

Exh. B-5

Term Facility, such liens will be subject to an intercreditor agreement consistent with the Documentation Precedent and (vi) the aggregate principal amount of any Refinancing Facility or Refinancing Notes shall not be greater than the aggregate principal amount (or committed amount) of the Term Facility or revolving credit facility (as applicable) being refinanced or replaced plus any fees, premiums, original issue discount and accrued interest associated therewith, and costs and expenses related thereto, and such Term Facility or revolving credit facility (as applicable) being refinanced or replaced will be permanently reduced substantially simultaneously with the issuance thereof.

Availability:	The full amount of the Term Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex B-I hereto.

Default Rate:

With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex B-I hereto) plus 2.00% per annum and in each case, shall be payable on demand.

Final Maturity and Amortization:

The Term Facility will mature on the date that is seven years after the Closing Date, and will amortize in equal quarterly installments (commencing with the end of the first full fiscal quarter ending after the Closing Date) in an aggregate annual amount equal to 1.00% of the original principal amount of the Term Facility, with the balance payable on the maturity date of the Term Facility.

Guarantees:

All obligations of the Borrowers under the Term Facility and, at the option of the Lead Borrower, under any interest rate protection or other hedging arrangements entered into with the Term Facility Agent, any Arranger, an entity that is a Lender or agent at the time of such transaction (or on the Closing Date, if applicable), or any affiliate of any of the foregoing (“Hedging Arrangements”), or any cash management arrangements with any such person (“Cash Management Arrangements”) will be, subject to the last paragraph of Exhibit C, unconditionally guaranteed (the “Guarantees”) on a senior secured basis by (i) Holdings and (ii) each existing and subsequently acquired or organized wholly owned domestic subsidiary of the Lead Borrower (other than domestic subsidiaries that are subsidiaries of foreign subsidiaries of the Lead Borrower that are “controlled foreign corporations” within the meaning of Section 957(a) of the Internal Revenue Code of 1986, as amended (“CFCs”) (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”), subject to exceptions and qualifications consistent with the Documentation Precedent and other exceptions and qualifications to be agreed upon, including, without limitation, (a) unrestricted subsidiaries, (b) Immaterial Subsidiaries (to be defined in a manner consistent with the Documentation Precedent), (c) any subsidiary that is prohibited by

Exh. B-6

applicable law, rule, regulation or contract (with respect to any such contractual restriction, only to the extent existing on the Closing Date or on the date the applicable person becomes a direct or indirect subsidiary of the Lead Borrower and not entered into in contemplation thereof (other than in connection with the incurrence of indebtedness of the type contemplated by clause (ii) of paragraph 4 under “Negative Covenants” below)) from guaranteeing the Term Facility or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee (unless such consent, approval, license or authorization has been received), (d) any subsidiary for which the providing of a Guarantee would reasonably be expected to result in a material adverse tax consequence to the Lead Borrower or one of its subsidiaries as determined in good faith by the Lead Borrower, (e) any subsidiary that owns no material assets other than the equity interests of one or more non-U.S. subsidiaries of the Lead Borrower that are CFCs and/or one or more FSHCOs (a “FSHCO”), (f) special purpose receivables or securitization entities designated by the Lead Borrower and (g) in the case of any obligation under any Hedging Arrangement that constitutes a “swap” within the meaning of section 1(a)(947) of the Commodity Exchange Act, any subsidiary of the Lead Borrower that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act. Each Borrower will guarantee the obligations of each other Borrower and Guarantor.

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Lead Borrower and the Term Facility Agent reasonably agree that the cost or other consequence of providing such a guarantee is excessive in relation to the value afforded thereby.

For the avoidance of doubt, no subsidiaries of the Target will be acquired by the Lead Borrower or its subsidiaries or will be Subsidiary Guarantors other than in respect of the Red Stores Business.

Security:

Subject to the exceptions described below and other exceptions to be agreed upon, the Term Facility, the Guarantees, and, at the option of the Lead Borrower, any Hedging Arrangements and any Cash Management Arrangements will be, subject to the last paragraph of Exhibit C, secured by (a) junior-priority security interests in the ABL Priority Collateral (as defined below) (subject to permitted liens and with the ABL Facility secured by first-priority security interests therein) and (b) first-priority security interests in the following (subject to permitted liens): (i) all of the equity interests of the Lead Borrower directly held by Holdings and (ii) substantially all the material owned assets of the Borrowers and each Subsidiary Guarantor, in each case, whether owned on the Closing Date or thereafter acquired, other than the ABL Priority Collateral (collectively, the “Term Priority Collateral” and, together with the ABL Priority Collateral, the “Collateral”), including but not limited to: (1) a pledge of all the equity interests directly held by any Borrower or any Subsidiary Guarantor (which pledge, in the case of any subsidiary that is a foreign subsidiary or a FSHCO, shall be limited to

Exh. B-7

65% of the voting capital stock and 100% of the non-voting capital stock of such subsidiary) and (2) security interests in, and mortgages on, substantially all other material owned tangible and intangible assets of the Borrowers and each Subsidiary Guarantor other than the ABL Priority Collateral (with all required mortgages, and insurance certificates and endorsements being permitted to be delivered on a post-closing basis).

“ABL Priority Collateral” means, collectively, all accounts receivable, credit card receivables, loan receivables, other receivables, inventory, related books and records, general intangibles (other than intellectual property and equity interests), deposit accounts and securities accounts (other than accounts constituting Excluded Property and other than accounts solely holding proceeds of any Term Priority Collateral) and cash, in each case, relating to accounts receivables and credit card receivables, and proceeds of the foregoing, of the Borrowers and each Subsidiary Guarantor, in each case whether owned on the Closing Date or thereafter acquired.

Notwithstanding anything to the contrary, the Collateral shall exclude the following (collectively, the “Excluded Property”): (i) any fee-owned real property and all leasehold interests in real property; (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (other than to the extent such rights can be perfected by filing a UCC-1) and commercial tort claims with a value of less than an amount to be agreed; (iii) pledges and security interests prohibited by applicable law, rule, regulation or contractual obligation (with respect to any such contractual restriction permitted under the Term Facility and binding on such assets, to the extent existing on the Closing Date or on the date of the acquisition thereof and not entered into in contemplation thereof (other than in connection with the incurrence of indebtedness of the type contemplated by clause (ii) of paragraph 4 under “Negative Covenants” below)) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable provisions of the Uniform Commercial Code) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable provisions of the Uniform Commercial Code); (iv) equity interests in any person other than wholly owned subsidiaries (to the extent the pledge thereof is not permitted by the terms of such person’s organizational documents, joint venture agreements or shareholder agreements or similar contractual agreement) and other Excluded Securities (to be defined in a manner consistent with the Documentation Precedent); (v) assets to the extent a security interest in such assets could reasonably be expected to result in material adverse tax consequences as determined in good faith by the Lead Borrower; (vi) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than any Borrower or any Guarantor)

Exh. B-8

after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code; (vii) those assets as to which the Term Facility Agent and the Lead Borrower reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby; (viii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code; (ix) “intent-to-use” trademark applications prior to the filing of a statement of use; (x) assets subject to liens securing permitted securitization financings (including receivables financings); (xi) other customary exclusions under applicable local law or in applicable local jurisdictions; (xii) any segregated accounts or funds held or received on behalf of third parties (other than the Borrowers or any Guarantor); (xiii) any equipment or other asset subject to liens securing permitted acquired debt (limited to the acquired assets), sale and leaseback transactions, capital lease obligations or other purchase money debt, if the contract or other agreement providing for such debt, sale and leaseback transaction or capital lease obligation prohibits or requires the consent of any person (other than any Borrower or any Guarantor) as a condition to the creation of any other security interest on such equipment or asset and, in each case, such indebtedness and prohibition or requirement is permitted under the definitive documentation for the Term Facility; (xiv) in the case of assets that would otherwise constitute ABL Priority Collateral, any asset at any time that does not constitute collateral for the ABL Facility or any refinancing or replacement thereof at such time; and (xv) other exceptions to be mutually agreed upon.

In addition, in no event shall (1) control agreements or control, lockbox or similar arrangements in favor of the Term Facility Agent be required, (2) landlord, mortgagee and bailee waivers be required, (3) notices be required to be sent to insurers, account debtors or other contractual third parties prior to the occurrence and during the continuance of an event of default or (4) foreign-law governed security documents or perfection under foreign law be required.

Notwithstanding the foregoing, the guarantee by Holdings will be recourse solely to the stock of the Lead Borrower directly owned by Holdings.

All the above-described pledges and security interests shall be created on terms, and pursuant to documentation, consistent with the Documentation Precedent, subject to exceptions to be reasonably agreed.

For the avoidance of doubt, no assets or entities of the Target will be acquired by the Lead Borrower or its subsidiaries or will constitute Collateral other than in respect of the Red Stores Business.

Exh. B-9

The relative rights and priorities in the Collateral for each of the ABL Facility and the Term Facility will be set forth in an intercreditor agreement consistent with the Documentation Precedent (the “ABL/Term Intercreditor Agreement”).

Mandatory Prepayments:

Only the following: Unless the net cash proceeds are reinvested (or committed to be reinvested) in the business within 15 months and, if so committed to be reinvested, are actually reinvested within six months after the end of such initial 15-month period, after a non-ordinary course asset sale or other non-ordinary course disposition of property (other than securitizations) of the Lead Borrower or any restricted subsidiary (including insurance and condemnation proceeds), 100% of the net cash proceeds in excess of an amount to be agreed upon from such non-ordinary course asset sales or other non-ordinary course dispositions of property, shall be applied to prepay the loans under the Term Facility or, no more than ratably, other indebtedness secured by a lien on the Collateral that ranks pari passu with the liens on the Collateral that secure the Term Facility, subject to customary and other exceptions consistent with the Documentation Precedent and other exceptions to be agreed upon; provided that, if at the time of receipt of the net cash proceeds from any such asset sale or other disposition or at any time during the 15-month reinvestment period, after giving effect to such asset sale and the application of the proceeds thereof on a Pro Forma Basis, (i) the Net First Lien Leverage Ratio is less than or equal to the First Mandatory Prepayment Stepdown Ratio (as defined in the Fee Letter) but greater than the Second Mandatory Prepayment Stepdown Ratio (as defined in the Fee Letter), only 50% of such net cash proceeds shall be subject to the mandatory prepayments and reinvestment requirements or (ii) the Net First Lien Leverage Ratio is less than or equal to the Second Mandatory Prepayment Stepdown Ratio, none of such net cash proceeds shall be subject to the mandatory prepayments and reinvestment requirements.

In addition, beginning with the first full fiscal year of the Lead Borrower after the Closing Date, 50% of Excess Cash Flow (to be defined in a manner consistent with the Documentation Precedent and subject to a minimum threshold to be agreed) of the Lead Borrower and its restricted subsidiaries (stepping down to (i) 25% if the Net First Lien Leverage Ratio is less than or equal to the First ECF Stepdown Ratio (as defined in the Fee Letter) and (ii) 0% if the Net First Lien Leverage Ratio is less than or equal to the Second ECF Stepdown Ratio (as defined in the Fee Letter)) shall be used to prepay the loans under the Term Facility or, no more than ratably, other indebtedness secured by a lien on the Collateral that ranks pari passu with the liens on the Collateral that secure the Term Facility; provided that any voluntary prepayments, reductions, repurchases, redemptions and other retirements of Term Loans or up to a ratable portion of such other indebtedness made during any fiscal year (including loans under a revolving credit facility to the extent the commitments thereunder are permanently reduced by the amount of such prepayments at the time of such prepayment but excluding in all cases prepayments, reductions,

Exh. B-10

repurchases, redemptions and other retirements funded with the incurrence of long-term indebtedness) shall be credited against excess cash flow prepayment obligations for such fiscal year on a dollar-for-dollar basis.

In addition, 100% of the net cash proceeds of issuances of debt obligations of the Lead Borrower and its restricted subsidiaries after the Closing Date (other than debt permitted under the definitive documentation for the Term Facility) shall be used to prepay the loans under the Term Facility.

Notwithstanding the foregoing, each Lender under the Term Facility shall have the right to reject its pro rata share of any mandatory prepayments described above, in which case the amounts so rejected may be retained by the Lead Borrower and used for any purpose not prohibited by the definitive documentation for the Term Facility and will be included in the calculation of the “Cumulative Credit” (as defined below).

Prepayments attributable to foreign subsidiaries’ Excess Cash Flow and asset sale proceeds will be limited under the definitive documentation for the Term Facility to the extent the repatriation of funds to fund such prepayments (x) is prohibited, restricted or delayed by applicable local laws or (y) would result in a material adverse tax consequence to the Lead Borrower or its subsidiaries as determined in good faith by the Lead Borrower; provided that in any event the Lead Borrower shall use its commercially reasonable efforts to eliminate such tax effects in its reasonable control in order to make such prepayments.

Voluntary Prepayments:

The Term Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest to, but not including, the date of prepayment but without premium or penalty, except as described below, upon not less than one business day’s (or, in the case of Adjusted LIBOR borrowings, three business days’) prior written notice (which may be conditioned upon the occurrence of a refinancing or other event), at the option of the Borrowers at any time, subject to redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Facility will be applied as the Lead Borrower may direct.

The Borrowers shall pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of the Term Loans that occurs on or before the date that is six months after the Closing Date, in an amount equal to 1.00% of the principal amount of the Term Facility subject to such Repricing Event.

The term “Repricing Event” shall mean (i) any voluntary prepayment or repayment of Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of long-term secured term loans that are broadly syndicated to banks and other institutional

Exh. B-11

investors in financings similar to the Term Loans bearing interest with an “effective yield” that is less than the yield applicable to the Term Loans and (ii) any amendment to the Term Facility which reduces the yield applicable to the Term Loans (it being understood that (x) any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a non-consenting Lender in connection with any such amendment pursuant to so-called yank-a-bank procedures and (y) in each case, the yield shall exclude any structuring, commitment, amendment and arranger fees or other similar fees unless such similar fees are paid to all lenders generally in the primary syndication of such new or replacement tranche of term loans), other than, in the case of each of clauses (i) and (ii), in connection with a qualified IPO, a change of control or a transformative acquisition (each such term to be defined in a manner consistent with the Documentation Precedent).

Representations and Warranties:

Only the following representations and warranties will apply (to be applicable to the Lead Borrower and its restricted subsidiaries and, with respect to customary representations with respect to the validity of the Guarantee by Holdings and certain other customary representations consistent with the Documentation Precedent, Holdings), subject to exceptions and qualifications consistent with the Documentation Precedent and other exceptions and qualifications to be agreed upon: organization, existence, and power; qualification; authorization and enforceability; no conflict; governmental consents; subsidiaries; accuracy of financial statements and other information in all material respects; projections; no material adverse change; absence of litigation; compliance with laws; compliance with PATRIOT Act, Beneficial Ownership Regulation, OFAC, ERISA, margin regulations, environmental laws; Foreign Corrupt Practices Act and laws with respect to sanctioned persons and any applicable anti-corruption laws; taxes; ownership of properties; governmental regulation; inapplicability of the Investment Company Act; closing date solvency on a consolidated basis; labor matters; validity, priority and perfection of security interests in the Collateral; intellectual property; treatment as designated senior debt under subordinated debt documents (if any); use of proceeds; and insurance.

Conditions Precedent to Initial Borrowing:

Only the following (consistent with the Documentation Precedent and subject to the last paragraph of Exhibit C): delivery of reasonably satisfactory customary (consistent with similar transactions for the Sponsor) legal opinions of counsel for the Borrowers and for the Guarantors organized under New York or Delaware law (or other material jurisdictions to be mutually agreed); a certificate from the chief financial officer of the Lead Borrower or the Target in the form attached as Exhibit D (or, at the Lead Borrower’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing) with respect to Closing Date solvency (on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby); all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations,

Exh. B-12

including without limitation the Patriot Act and a beneficial ownership certificate (the “Beneficial Ownership Certification”) for any Borrower or Guarantor that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230) (the “Beneficial Ownership Regulation”) to any Lender that has requested such certification (in each case, at least three business days prior to the Closing Date, in each case to the extent reasonably requested of the Lead Borrower at least 10 business days prior to the Closing Date); customary corporate organizational documents and officers’ and public officials’ certifications of evidence of authorization and good standing in the jurisdiction of organization for the Borrowers and the Guarantors; customary closing certificates; all documents and instruments required for the creation and perfection of security interests in the Collateral, subject to permitted liens and the last paragraph of Exhibit C; execution of the Guarantee by the Guarantors, which, (i) with respect to Holdings, shall be in full force and effect and (ii) with respect to the Subsidiary Guarantors, shall only be in effect immediately after giving effect to the Merger; evidence of authority for the Borrowers and the Guarantors; accuracy of the Specified Representations in all material respects and accuracy of the Acquired Business Representations (each such term as defined in Exhibit C) to the extent required pursuant to the last paragraph of Exhibit C; and delivery of a notice of borrowing.

The initial borrowing under the Term Facility will also be subject to the applicable conditions precedent set forth in Section 6 of the Commitment Letter and Exhibit C to the Commitment Letter. The definitive documentation for the Term Facility shall not contain (a) any conditions precedent other than the conditions precedent expressly set forth in the preceding paragraph, Section 6 of the Commitment Letter or Exhibit C to the Commitment Letter or (b) any representation or warranty, affirmative, negative or financial covenant or event of default not set forth in Section 6 of the Commitment Letter or Exhibit C thereto, the making, accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the Term Facility. The failure of any representation or warranty (other than the Specified Representations and the Acquired Business Representations) to be true and correct in all material respects on the Closing Date will not constitute the failure of a condition precedent to funding or a default under the Term Facility.

Conditions Precedent to all Subsequent Borrowings:

(a) Delivery of notice of borrowing, (b) accuracy of representations and warranties in all material respects and (c) absence of defaults (in each case of clauses (b) and (c), except in connection with Incremental Facilities to the extent not required by the applicable incremental assumption agreement).

Affirmative Covenants:

Only the following affirmative covenants will apply (to be applicable to the Lead Borrower and its restricted subsidiaries), subject to customary exceptions and qualifications, exceptions and qualifications consistent with the Documentation Precedent and other baskets, exceptions and qualifications to be agreed upon: maintenance of corporate existence

Exh. B-13

and rights; performance and payment of obligations; delivery of annual and quarterly consolidated financial statements (accompanied by customary management discussion and analysis and (annually) by an audit opinion from nationally recognized auditors that is not subject to any qualification as to scope of such audit or going concern on a consolidated basis (other than with respect to, or resulting from, an upcoming maturity date under any series of indebtedness, any breach of a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period)) (with extended time periods for delivery of the first annual and certain agreed quarterly financial statements to be delivered after the Closing Date) and an annual budget; quarterly compliance certificates of the most recently ended quarter; delivery of notices of default and material adverse litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of books and records; maintenance of customary insurance; commercially reasonable efforts to maintain ratings (but not a specific rating); compliance with laws; compliance with PATRIOT Act, FCPA and any applicable anti-corruption laws, including Beneficial Ownership Regulation, OFAC and other laws with respect to sanctions; providing updated customary KYC information; inspection of books and properties; environmental; additional guarantors and additional collateral (subject to limitations set forth under the captions “Guarantees” and “Security”); further assurances in respect of collateral matters; use of proceeds; and payment of taxes.

Negative Covenants:

Only the following negative covenants will apply (to be applicable to the Lead Borrower and its restricted subsidiaries and, in the case of paragraph 13, Holdings), subject to customary exceptions and qualifications, exceptions and qualifications consistent with the Documentation Precedent and other baskets, exceptions and qualifications to be agreed upon (including in any event (i) a customary basket amount or “Cumulative Credit” to be based on, at the election of the Lead Borrower prior to the launch of general syndication, either (a) retained Excess Cash Flow or (b) 50% of Consolidated Net Income (to be defined in a manner consistent with the Documentation Precedent) and otherwise defined in a manner consistent with the Documentation Precedent and include a “starter” basket equal to the Starter Basket Amount (as defined in the Fee Letter) that may be used for, among other things, investments, dividends and distributions, stock repurchases and the prepayment of subordinated debt and (ii) the exceptions described below):

1.             Limitation on non-ordinary course dispositions of assets, with carveouts permitting, among other things, (i) the non-ordinary course disposition of assets subject only to the receipt of fair market value (as determined by the Lead Borrower in good faith), at least 75% of the proceeds consisting of cash or cash equivalents (including customary designated non-cash consideration consistent with the Documentation Precedent, but not less than the Designated Non-Cash Consideration Cap (as defined in the Fee Letter)), and net cash proceeds being

Exh. B-14

reinvested or used to repay debt to the extent required by the mandatory prepayment provisions above, (ii) sale and leaseback transactions permitted under the covenant described in paragraph 9 below, (iii) securitization financings, (iv) permitted asset swaps with no dollar cap, (v) an exception for the disposition of (1) any assets acquired after the Closing Date that are not used or useful in the core or principal business of the Lead Borrower or its restricted subsidiaries or (2) any assets made in connection with the approval of any anti-trust authority or otherwise necessary or advisable in the good faith determination of the Lead Borrower to consummate any transaction and (vi) dispositions of ABL Priority Collateral (which, in each case, shall be unlimited so long as the ABL Facility or any asset-based replacement or refinancing facility thereof is in effect).

2.             Limitation on mergers and acquisitions; provided, there shall be no limitation as to the amount of such mergers and acquisitions (but subject to the limitations set forth in clause (iv) of paragraph 5 below).

3.             Limitations on dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt with carveouts for, among other things, (i) permitted refinancings of such debt, (ii) subject to no continuing event of default, the payment of a regular dividend up to an amount to be agreed but no less than the sum of (1) an amount per annum equal to 7% of the market capitalization of Holdings, the Lead Borrower or a parent entity following any public equity offering of Holdings, the Lead Borrower or a parent entity plus (2) 6% per annum of the amount of net cash proceeds received in a public equity offering of Holdings, the Lead Borrower or a parent entity, (iii) the Cumulative Credit, subject, in the case of dividends, prepayments of subordinated debt or stock repurchases, to no continuing event of default, (iv) subject to no continuing event of default, other restricted payments in an amount not to exceed the General Restricted Payment Cap (as defined in the Fee Letter), (v) tax distributions and overhead payments, (vi) restricted payments made with certain designated equity contributions and/or equity issuances received after the Closing Date that are excluded from the calculation of the Cumulative Credit and not utilized to incur indebtedness pursuant to clause (xi) of paragraph 4 below and (vii) additional restricted payments and redemptions and prepayments of subordinated debt so long as the Net Total Leverage Ratio on a Pro Forma Basis is not greater than the Restricted Payment Ratio Level (as defined in the Fee Letter), subject, in the case of dividends or stock repurchases, to no continuing event of default.

4.             Limitation on indebtedness, which shall, among other things, (i) permit the incurrence of indebtedness if, after giving effect to the incurrence of such indebtedness and the use of proceeds thereof, (A) in the case of indebtedness secured by liens on the Collateral ranking pari passu with the liens on the Collateral securing the Term Facility, the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than the First Lien Leverage Incurrence Ratio Level, (B) in the case of

Exh. B-15

indebtedness secured by liens on the Collateral ranking junior to the liens on the Collateral securing the Term Facility, the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than the Secured Leverage Incurrence Ratio Level, and (C) in the case of other indebtedness, either (x) the Fixed Charge Coverage Ratio on a Pro Forma Basis is not less than 2.00 to 1.00 or (y) the Net Total Leverage Ratio on a Pro Forma Basis is not greater than the Total Leverage Incurrence Ratio Level, (ii) permit the incurrence of capital lease obligations, financial lease obligations or other purchase money debt in an outstanding amount not to exceed the Purchase Money Debt Cap (as defined in the Fee Letter), (iii) include a general basket for indebtedness in an outstanding principal amount not to exceed the General Debt Cap (as defined in the Fee Letter), (iv) permit indebtedness incurred or assumed in connection with acquisitions, other investments or new projects without limit so long as at the time of incurrence or assumption, after giving effect to such acquisition or other investment or new project on a Pro Forma Basis, the applicable ratio level set forth in clause (i) with respect to the type of debt being incurred or assumed is satisfied on a Pro Forma Basis for such acquisition or other investment or new project or such applicable ratio is no worse on a Pro Forma Basis for such acquisition or other investment or new project than such ratio in effect immediately prior to such acquisition or other investment or new project, (v) permit securitization financings (including receivables sales and financings), (vi) permit the incurrence of Refinancing Facilities and Refinancing Notes, (vii) permit indebtedness existing on the Closing Date (and permitted to be existing on the Closing Date under the Merger Agreement) and permitted refinancings thereof, (viii) permit indebtedness in lieu of, on a dollar-for-dollar basis, indebtedness permitted under the Incremental Facilities, (ix) permit indebtedness of joint ventures and/or indebtedness incurred on behalf thereof or representing guarantees of indebtedness of joint ventures, in an aggregate outstanding principal amount not to exceed the JV Debt Cap (as defined in the Fee Letter), (x) permit indebtedness of non-Guarantor subsidiaries in an aggregate principal amount not to exceed the Non-Guarantor Debt Cap (as defined in the Fee Letter), (xi) permit indebtedness in an aggregate outstanding principal amount not to exceed 200% of the net cash proceeds received from sale or issuance of qualified equity interests or capital contributions that do not constitute “cure equity” and that are excluded from the calculation of the Cumulative Credit, (xii) permit refinancing indebtedness of any debt that was permitted when incurred on terms consistent with the Documentation Precedent; provided that any restrictions with respect to maturity or weighted average life to maturity shall not apply to refinancing indebtedness in an aggregate principal amount outstanding not to exceed the Inside Maturity Date Debt Cap (as defined in the Fee Letter), (xiii) permit bilateral or local facilities incurred by non-Guarantor subsidiaries in an aggregate outstanding principal amount not to exceed the Local Facilities Debt Cap (as defined in the Fee Letter) in addition to local facilities for working capital purposes incurred by non-Guarantor subsidiaries without dollar limit, (xiv) permit indebtedness in an aggregate outstanding principal

Exh. B-16

amount not to exceed the aggregate amount of restricted payments that could otherwise be made by the Lead Borrower at the time of such incurrence (with the aggregate principal amount of such indebtedness utilizing such available restricted payment capacity for so long as such indebtedness remains outstanding) and (xv) permit indebtedness in an aggregate outstanding principal amount not to exceed the ABL Amount (as defined in the Fee Letter).

5.             Limitation on loans and investments, which shall, among other things, (i) include a general basket for investments in an outstanding amount not to exceed the General Investment Cap (as defined in the Fee Letter) plus the Cumulative Credit, (ii) include a basket for investments in similar businesses in an outstanding amount not to exceed the Similar Business Investment Cap (as defined in the Fee Letter), (iii) permit additional investments in joint ventures in an amount not to exceed the JV Investment Cap (as defined in the Fee Letter), (iv) include an unlimited exception for permitted business acquisitions, including in respect of investments in entities that will become restricted subsidiaries and assets that will be owned by restricted subsidiaries, (v) permit unlimited investments in restricted subsidiaries, (vi) permit additional investments in unrestricted subsidiaries in an amount not to exceed the Unrestricted Subsidiary Investment Cap (as defined in the Fee Letter) and (vii) permit additional investments so long as the Net Total Leverage Ratio on a Pro Forma Basis is not greater than the Investment Ratio Level (as defined in the Fee Letter).

6.             Limitation on liens, which shall, among other things, (i) permit the incurrence of liens on assets of non-Guarantor subsidiaries so long as such liens secure obligations of non-Guarantor subsidiaries that are otherwise permitted, (ii) [reserved], (iii) permit the incurrence of junior liens on Collateral, subject to compliance with a Net Secured Leverage Ratio on a Pro Forma Basis that is not greater than the Secured Leverage Incurrence Ratio Level, provided, that such junior liens on Collateral shall be subject to an intercreditor agreement consistent with the Documentation Precedent, (iv) permit the incurrence of pari passu liens on Collateral (including liens securing notes or additional credit facilities), subject to compliance with a Net First Lien Leverage Ratio on a Pro Forma Basis that is not greater than the First Lien Leverage Incurrence Ratio Level; provided that such notes and additional credit facilities shall be subject to an intercreditor agreement consistent with the Documentation Precedent, (v) permit the incurrence of other liens, including senior or pari passu liens on the ABL Priority Collateral, securing indebtedness permitted under clause (xv) of paragraph 4 above, (vi) permit liens securing indebtedness incurred or assumed in connection with acquisitions or other investments or new projects that are permitted under clause (iv) of paragraph 4 above to the extent such debt is permitted to be secured and tested as secured debt; provided that any such indebtedness shall be subject to an intercreditor agreement consistent with the Documentation Precedent, in the case of liens on the Collateral, (vii) permit liens existing on the Closing Date, (viii) permit liens securing securitization financings (including receivables

Exh. B-17

financings), (ix) include a general basket for liens in an outstanding amount not to exceed the amount of the general debt basket under clause (iii) of paragraph 4 above, (x) permit liens securing indebtedness permitted under clauses (ii), (vi), (viii), (xi) and (xiv) of paragraph 4 above and (xi) permit refinancing liens of any liens that were permitted when incurred.

7.             Limitation on transactions with affiliates (subject to carveouts for, among other things, agreements to pay annual management fees of up to the Management Fee Cap (as defined in the Fee Letter) (with carryover of unused or deferred amounts to subsequent years), transaction fees, including in respect of the Transactions, of up to the Transaction Fee Cap (as defined in the Fee Letter) and termination fees in respect of the termination of any such agreement, which, in each case, will be added back to EBITDA).

8. Limitation on changes in the business of the Lead Borrower and its restricted subsidiaries.

9. Limitation on sale/leaseback transactions.

10. Limitation on restrictions of subsidiaries to pay dividends or make distributions and limitations on negative pledges.

11. Limitation on changes to fiscal year.

12. Limitation on modifications to organizational documents and material subordinated debt documents.

13. Holdings covenant consistent with the Documentation Precedent (for the avoidance of doubt, there shall be no restriction on the formation of additional holding companies above Holdings).

For covenant purposes, (i) the Investors and their affiliates (including parent entities of Holdings) shall not be considered affiliates of the Lead Borrower or its subsidiaries with respect to any transaction, so long as such transaction is in the ordinary course of business, or pursuant to an operations management agreement, management services agreement or shared services agreement entered into with the Lead Borrower and/or its subsidiaries or, in each case, amendments thereto or replacements thereof that are not materially adverse to the Lead Borrower or its subsidiaries and (ii) the Green Stores Borrower and its subsidiaries shall not be considered affiliates of the Lead Borrower or its subsidiaries with respect to any transaction, so long as such transaction is pursuant to a transition services agreement entered into with the Green Stores Borrower, the Lead Borrower and/or their respective subsidiaries or, in each case, amendments thereto or replacements thereof that are not materially adverse to the Lead Borrower or its subsidiaries.

All ratios and calculations shall be measured on a Pro Forma Basis (to

Exh. B-18

be defined in a manner consistent with the Documentation Precedent).

Financial Covenant:	None.

Events of Default:

Only the following (subject to customary thresholds and grace periods to be agreed upon, but no lower or shorter than the Documentation Precedent, and applicable to the Lead Borrower and its restricted subsidiaries and, with respect to the covenant in paragraph 13 of “Negative Covenants” above and bankruptcy related defaults, Holdings): nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross event of default and cross acceleration to the ABL Facility and to other material indebtedness (provided that with respect to any financial covenant in the ABL Facility or any other revolving credit facility, a breach shall only result in an event of default with respect to the Term Facility upon the lenders under the ABL Facility or other revolving credit facility having terminated the commitments under the ABL Facility or other revolving credit facility and accelerating any loans then outstanding thereunder); bankruptcy and similar events; material monetary judgment defaults (same dollar threshold as cross default to material indebtedness); ERISA events; invalidity of guarantees or security documents in each case representing a material portion of the guarantees or the collateral; and change of control (to be defined in a manner consistent with the Documentation Precedent).

Unrestricted Subsidiaries:

The definitive documentation for the Term Facility will contain provisions pursuant to which, subject to usage of investment capacity consistent with the Documentation Precedent, and for so long as no event of default then exists or would result therefrom, the Lead Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary of the Lead Borrower as an “unrestricted subsidiary” and, so long as no event of default then exists or would result therefrom, subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the affirmative or negative covenant or event of default provisions of the definitive documentation for the Term Facility, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating the financial ratios contained in the definitive documentation on terms consistent with the Documentation Precedent.

Voting:	Usual for facilities and transactions of this type and consistent with the Documentation Precedent.

Cost and Yield Protection:	Usual for facilities and transactions of this type, consistent with the Documentation Precedent (including, without limitation, customary provisions relating to Dodd-Frank and Basel III).

Assignments and	The Lenders will be permitted to assign loans and commitments with the consent of the Lead Borrower (not to be unreasonably withheld or

Exh. B-19

Participations:

delayed and as to which, in the case of the Term Facility, the Lead Borrower will be deemed to have consented 10 business days after any request for consent if the Lead Borrower has not otherwise responded by such date); provided that such consent of the Lead Borrower shall not be required under the Term Facility (i) if such assignment is made to another Lender or an affiliate or approved fund of a Lender or (ii) after the occurrence and during the continuance of an event of default relating to payment default or bankruptcy. All assignments will also require the consent of the Term Facility Agent (subject to exceptions consistent with the Documentation Precedent), not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000. The Term Facility Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment.

The Lenders will be permitted to sell participations in loans and commitments subject to the restrictions set forth herein, in the Commitment Letter and consistent with the Documentation Precedent. Voting rights of participants (i) shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity or interest or fee payment dates or scheduled amortization of the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral (other than in connection with any release of the relevant Guarantees or Collateral permitted by the definitive documentation for the Term Facility) and (ii) for clarification purposes, shall not include the right to vote on waivers of defaults or events of default.

Notwithstanding the foregoing, assignments (and, to the extent the Disqualified Lender list is made available to all Lenders, participations; provided that regardless of whether the Disqualified Lender list has been made available to all Lenders, no Lender may sell participations in loans or commitments to Disqualified Lenders without the consent of the Lead Borrower if the Disqualified Lender list has been made available to such Lender) shall not be permitted to Disqualified Lenders (the list of which may be updated from time to time after the Closing Date with respect to bona fide competitors of the Lead Borrower and will remain on file with the Term Facility Agent and not be subject to further disclosure); provided that the foregoing shall not apply retroactively to disqualify any assignment or participation interest in the Term Facility to the extent such assignment or participation interest was acquired by a party that was not a Disqualified Lender at the time of such assignment or participation, as the case may be; provided, further, that the Term Facility Agent shall have no duties or responsibilities for monitoring or enforcing prohibitions on assignments or participations to Disqualified Lenders or Affiliated Lenders. Any assigning Lender shall, in connection with any potential assignment, provide to the Lead Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Term

Exh. B-20

Facility Agent irrespective of whether or not an event of default relating to payment default or bankruptcy has occurred and is continuing or whether the Lead Borrower otherwise has a consent right.

Assignments shall not be deemed non-pro rata payments. Non-pro rata prepayments will be permitted to the extent required to permit “extension” transactions and “replacement” facility transactions (with existing and/or new Lenders), subject to customary restrictions consistent with the Documentation Precedent.

Assignments to the Sponsor and its affiliates (other than Holdings and its subsidiaries, except as set forth below, and other than to natural persons) (each, an “Affiliated Lender”) shall be permitted, subject only to the following limitations:

(i) no receipt of information provided solely to Lenders and no participation in Lender meetings;

(ii)           the purchaser shall make a customary representation to the seller at the time of the assignment that it does not possess material non-public information (or, if Holdings is not at the time a public reporting company, material information of a type that would not reasonably be expected to be publicly available if Holdings was a public reporting company) with respect to Holdings and its subsidiaries that has not been disclosed to the seller or the Lenders generally (other than the Lenders that have elected not to receive material non-public information);

(iii)          the amount of Term Loans owned or held by such Affiliated Lenders may not, in the aggregate, exceed 25% of the outstanding principal amount of such Term Loans, calculated as of the date of such purchase;

(iv) Affiliated Lenders may not purchase loans or commitments under any revolving facility;

(v)           for purposes of any amendment, waiver or modification of the loan documents (other than any such amendment requiring the consent of each affected Lender) that does not adversely affect such Affiliated Lender (in its capacity as a Lender) in a disproportionately adverse manner as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter; and

(vi) any Affiliated Lender that becomes a Lender shall waive its rights to bring actions (in its capacity as a Lender) against the Term Facility Agent.

Assignments of Term Loans to Sponsor Debt Fund Affiliates (as defined in the Fee Letter) will be permitted and will not be subject to the foregoing limitations; provided that, for purposes of determining

Exh. B-21

whether the required lenders have consented to any amendment or waiver under the definitive documentation for the Term Facility, the aggregate amount of Term Loans of Sponsor Debt Fund Affiliates will be excluded to the extent in excess of 49.9% of the outstanding principal amount of Term Loans required to constitute “Required Lenders”.

Non-Pro Rata Repurchases:

Holdings and its subsidiaries may purchase from any Lender, at individually negotiated prices, outstanding amounts under the Term Facility in a non-pro rata manner; provided that (i) any loans so repurchased shall be immediately cancelled, (ii) no proceeds of loans under the ABL Facility shall be utilized to fund such purchases and (iii) no event of default would result therefrom.

Expenses and Indemnification:

Indemnification by the Borrowers of the Term Facility Agent, Arrangers, Syndication Agent, Documentation Agent, Lenders, their respective successors and assigns, their respective affiliates and the officers, directors, employees, agents, advisors, controlling persons and members and representatives of each of the foregoing (each, an “Indemnified Person”) for matters arising out of or in connection with the Commitment Letter, the Fee Letter, the Transactions, the Term Facility, the use or intended use of the proceeds of the Term Facility, or any related transaction or any claim, actions, suits, inquiries, litigation, investigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by the Lead Borrower’s or the Target’s equity holders, creditors or any other third party or by the Lead Borrower, the Target or any of their respective affiliates) that relates to the Transactions, including the Term Facility, the Merger or any transactions in connection therewith; provided that no Indemnified Person will be indemnified for any loss, claim, damage, cost, expense or liability (i) to the extent determined by a court of competent jurisdiction in a final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of such Indemnified Person’s controlled or controlling affiliates or any or its or their respective officers, directors, employees, agents, advisors, controlling persons or members (collectively, “Related Persons”), (ii) arising from a material breach of such Indemnified Person’s (or any of its Related Persons’) obligations under the definitive documentation for the Term Facility (as determined in a final, non-appealable judgment by a court of competent jurisdiction) or (iii) arising from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrowers or any of their affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against the Term Facility Agent or any Arranger, the Syndication Agent, or the Documentation Agent or other agent in its capacity as such). In addition, all reasonable, documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of one firm of counsel for all such persons, taken as a

Exh. B-22

whole (and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such persons, taken as a whole) (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior written consent (not to be unreasonably withheld or delayed), of another firm of counsel (and local counsel, if applicable) for such affected Indemnified Person)) of (x) the Term Facility Agent, Arrangers, the Syndication Agent, the Documentation Agent and the Lenders for the enforcement costs and documentary taxes associated with the Term Facility and (y) the Term Facility Agent in connection with the preparation, execution and delivery of any amendment, waiver or modification of the Term Facility (whether or not such amendment, waiver or modification is approved by the Lenders) will in each case be paid by the Borrowers if the Closing Date occurs.

Governing Law and Forum:	New York.

Counsel to Term Facility Agent and Arrangers:	Latham & Watkins LLP.

Exh. B-23

ANNEX B-I

Interest Rates:

Subject to “Changes in Interest Rate Margins” below, the interest rates under the Term Facility will be, at the option of the Lead Borrower, Adjusted LIBOR plus the Term Facility LIBOR Spread (as defined in the Fee Letter) or ABR plus the Term Facility ABR Spread (as defined in the Fee Letter).

The Lead Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Lenders, 12 months or, if agreed to by the Term Facility Agent, a shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans determined by reference to the Term Facility Agent’s Prime Rate (as defined below)) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

“ABR” means the Alternate Base Rate, which is the highest of (a) the rate of interest publicly announced by the Term Facility Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) one-month Adjusted LIBOR plus 1.00% per annum.

“Adjusted LIBOR” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for the applicable interest period appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) or other applicable page or screen for loans denominated in United States Dollars; provided that if Adjusted LIBOR shall be less than zero, such rate shall be deemed zero.

Changes in Interest Rate Margins:

From and after the date of delivery of the Lead Borrower’s financial statements for the first full fiscal quarter ended after the Closing Date, interest rate margins under the Term Facility will be subject to reductions based upon Net First Lien Leverage Ratios to be agreed.

Exh. B-I-1

EXHIBIT C

Project Olympus
$430 million Senior Secured Term Facility

Conditions Precedent to Initial Borrowings(5)

Except as otherwise set forth below, the initial borrowing under the Term Facility shall be subject to the following additional conditions precedent (which shall be satisfied or waived prior to or substantially concurrent with the other Transactions):

1.             The closing of the Tender Offer shall be consummated substantially simultaneously or substantially concurrently with the closing under the Term Facility substantially on the terms described in the Merger Agreement, without giving effect to any amendment, waiver, consent or other modification thereof by Parent that is materially adverse to the interests of the Lenders (in their capacities as such) unless it is approved by the Lead Arrangers (which approval shall not be unreasonably withheld, delayed or conditioned). For purposes of the foregoing condition, it is hereby understood and agreed that any reduction in the purchase price in connection with the Merger Agreement, other than a reduction in accordance with the terms of the Merger Agreement as in effect on the date hereof (including, without limitation, working capital adjustments), shall be deemed to be materially adverse to the interests of the Lenders (in their capacities as such), unless either such reduction of the purchase price is less than the Purchase Price Reduction Cap (as defined in the Fee Letter), or such reduction is applied to reduce, on a pro rata basis: (x) the required Equity Contribution Amount, (y) the amount of the Term Facility and (z) the amount of the Green Stores Term Facility.  The Equity Contribution shall have been made (or substantially simultaneously or substantially concurrently with the closing under the Term Facility shall be made) in at least the amount set forth in Exhibit A, as adjusted pursuant to this paragraph 1.

2.             Since the date of the Merger Agreement, there has not occurred any event, occurrence, development, violation, inaccuracy, circumstance or other matter that, individually or in the aggregate, has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Merger Agreement as in effect on the date hereof).

3.             The Financial Institutions shall have received a pro forma consolidated balance sheet and a related pro forma consolidated statement of income of the Lead Borrower and its subsidiaries (based on the segment financial information of the Red Stores Business included in the financial statements of the Target referred to in paragraph 4 below) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days before the Closing Date, or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statement of income), it being understood that any purchase accounting adjustments may be preliminary in nature and be based only on estimates and allocations determined by the Lead Borrower.

4.             The Financial Institutions shall have received (a) audited consolidated balance sheets of the Target and its subsidiaries as of the end of, and related statements of operations and comprehensive income (loss), stockholders’ equity and cash flows of the Target and its subsidiaries for, the two most recently completed fiscal years ended at least 90 days before the Closing Date (it being

(5)              All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Exhibit C is attached or in the other Exhibits thereto.

Exh. C-1

understood and agreed that the audited consolidated balance sheets and related statements of operations and comprehensive income (loss), stockholders’ equity and cash flows of the Target and its subsidiaries as of and for the fiscal years ended December 31, 2017 and December 30, 2018 contained in the Target’s reports with the SEC on Form 10-K shall satisfy the foregoing requirement for the years then ended and the periods covered thereby) and (b) unaudited condensed consolidated balance sheets of the Target and its subsidiaries as of the end of, and related condensed, consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows of the Target and its subsidiaries, for, each subsequent fiscal quarter ended at least 45 days before the Closing Date (other than any fiscal fourth quarter) after the most recent fiscal period for which audited financial statements have been provided pursuant to clause (a) hereof, in each case prepared in accordance with GAAP.

5.             The Lead Borrower shall have used commercially reasonable efforts to ensure that (i) the Financial Institutions shall have received, not later than 15 consecutive days prior to the Closing Date, a Confidential Information Memorandum and other customary marketing materials to be used in connection with the syndication of the Term Facility and (ii) the Arrangers shall have been afforded a period of at least 15 consecutive days following receipt of such Confidential Information Memorandum to seek to syndicate the Term Facility; provided, that (x) May 27, 2019, July 4, 2019 and July 5, 2019 shall not be considered calendar days for purposes of such period (provided, however, that such exclusion shall not restart such period) and (y) if such period has not been completed on or prior to August 16, 2019, such period shall not commence until September 3, 2019.

6.             All fees required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter with respect to expenses, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowing under the Term Facility, have been paid (which amounts may be offset against the proceeds of the Term Facility).

7.             The Refinancing shall have been, or shall be, consummated substantially simultaneously or substantially concurrently with the consummation of the Merger.

Notwithstanding anything in this Exhibit C, the Commitment Letter, the Term Sheet, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations (and related defaults) the making or accuracy of which shall be a condition to the availability of the Term Facility on the Closing Date shall be (i) such of the representations made by or with respect to the Red Stores Business in the Merger Agreement as are material to the interests of the Lenders (in their capacities as such) (but only to the extent that Parent has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement) (the “Acquired Business Representations”) and (ii) the Specified Representations (as defined below) made by the Borrowers and the Guarantors in the definitive documentation for the Term Facility, and (b) the terms of the definitive documentation for the Term Facility shall be such that they do not impair the availability of the Term Facility on the Closing Date if the conditions set forth in this Exhibit C, in Section 6 of the Commitment Letter and in the Term Sheet under the paragraph titled “Conditions Precedent to Initial Borrowing” are satisfied or waived (it being understood that, to the extent any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the possession of the stock certificates of the Lead Borrower), is not or cannot be provided and/or perfected on the Closing Date (1) without undue burden or expense or (2) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Term Facility on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Term

Exh. C-2

Facility Agent and the Lead Borrower).  “Specified Representations” means the representations of the Borrowers and the Guarantors (to the extent applicable to such Guarantor in the Documentation Precedent) in the definitive documentation with respect to the Term Facility relating to incorporation, corporate power and authority to enter into the definitive documentation relating to the Term Facility, due authorization and execution of the definitive documentation relating to the Term Facility, no conflict with the Borrowers’ or the Guarantors’ organizational documents with respect to the definitive documentation relating to the Term Facility, delivery and enforceability of such financing documentation, Closing Date solvency on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby (solvency to be defined in a manner consistent with the solvency certificate set forth in Exhibit D hereto), Federal Reserve margin regulations, the Investment Company Act, PATRIOT Act, the creation, validity and perfection of the security interest granted in the intended Collateral to be perfected (except as provided above) and, with respect to the use of proceeds of the Term Facility, FCPA, OFAC and laws against sanctioned persons.

Exh. C-3

EXHIBIT D

FORM OF

SOLVENCY CERTIFICATE

[          ], 20[  ]

This Solvency Certificate is delivered pursuant to Section [     ] of the Credit Agreement dated as of [          ], 20[  ], among [         ] (the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in [his] [her] capacity as an officer of the Lead Borrower and not in [his] [her] individual capacity, as follows:

1.     I am the [Chief Financial Officer] of the Lead Borrower.  I am familiar with the Transactions, and have reviewed the Credit Agreement, financial statements referred to in Section [  ] of the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2.     As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Lead Borrower and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Lead Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Lead Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Lead Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Lead Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Lead Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

3.     As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Lead Borrower does not intend to, and the Lead Borrower does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such subsidiary.

This Solvency Certificate is being delivered by the undersigned officer only in [his] [her] capacity as [Chief Financial Officer] of the Lead Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

[Remainder of Page Intentionally Left Blank]

Exhibit D-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

[ ]
By:

Name:
Title: [Chief Financial Officer]

Exhibit D-2